UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 26, 2014

LRI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173579	20-5894571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Armory Drive, Suite 300
Nashville, Tennessee  37204
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(615) 885-9056

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2014, LRI Holdings, Inc. (the "Company"), the parent company of Logan’s Roadhouse, Inc., announced the appointment of Gerard Lewis as Interim President and Chief Executive Officer. On September 26, 2014, Mr. Lewis entered into a mutual service agreement letter (the "Mutual Service Agreement") with the Company.

Under the terms of the Mutual Service Agreement, effective September 8, 2014, Mr. Lewis will serve in the roles of Interim President and Chief Executive Officer on an exclusive, full-time basis until the appointment of a permanent President and Chief Executive Officer. Mr. Lewis will be paid an annual base salary of $650,000, and will be eligible to receive a bonus of $650,000 for the 2015 fiscal year based on the achievement of performance targets and payable at the end of the fiscal year, both prorated to reflect the number of days of service as Interim President and Chief Executive Officer.

Mr. Lewis has provided restaurant operations and culinary consulting services to the Company since January 2014. In connection with these consulting services, Logan's Roadhouse, Inc. ("Logan's") entered into a consulting agreement with G&S Food Group, a limited liability company controlled by Mr. Lewis, dated January 29, 2014 (the "Consulting Agreement"). The cash compensation payable to Mr. Lewis pursuant to the Mutual Service Agreement will be reduced by any cash compensation earned by Mr. Lewis or his affiliates under the Consulting Agreement during the same period.

The foregoing descriptions are only summaries and are qualified by reference to the actual Mutual Service Agreement and Consulting Agreement, respectively, which will be attached as exhibits to our Annual Report on Form 10-K for the period ended August 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2014	LRI Holdings, Inc.

	By:	/s/ Amy L. Bertauski
Amy L. Bertauski
Chief Financial Officer and Treasurer
(Duly Authroized Officer)

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